Exhibit 11

K&L GATES LLP 1601 K STREET, N.W. WASHINGTON, DC 20006-1600 T 202.778.9000 F 202.778.9100 klgates.com

October 10, 2014

Direxion Funds

1301 Avenue of the Americas (6th Avenue)

35th Floor

New York, NY 10019

Ladies and Gentlemen:

We have acted as counsel to Direxion Funds, a business trust formed under the laws of the Commonwealth of Massachusetts (the “Trust”), in connection with the Trust’s registration statement on Form N-14 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), to be filed with the U.S. Securities and Exchange Commission (the “Commission”) on or about October 10, 2014, registering Investor Class Shares and Institutional Class Shares of beneficial interest in the Direxion Hilton Tactical Income Fund, a series of the Trust (the “Acquiring Fund”), (the “Shares”) to be issued pursuant to a plan of reorganization (the “Plan”) to be entered into by the Trust on behalf of the Acquiring Fund and the Hilton Yield Plus Fund, a series of the Managed Portfolio Series (the “Acquired Fund”). The Plan provides for the transfer of the Acquired Fund’s assets to, and the assumption of the Acquired Fund’s liabilities by, the Acquiring Fund in exchange solely for a number of Shares determined in the manner specified in the Plan, such Shares to be distributed to the Acquired Fund’s shareholders upon the subsequent liquidation and termination of the Acquired Fund.

This opinion letter is being delivered at your request in accordance with the requirements of paragraph 29 of Schedule A of the Securities Act and Item 16(11) of Form N-14 under the Securities Act.

For purposes of this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(i)	the form of the Plan and relevant portions of the proxy statement/prospectus and statement of additional information (collectively, the “Proxy Statement/Prospectus”) filed as part of the Registration Statement;

(ii)	the declaration of trust and bylaws of the Trust in effect on the date of this opinion letter; and

(iii)	the resolutions adopted by the trustees of the Trust relating to the Registration Statement, the establishment and designation of the Acquiring Fund and the Shares of each class, and the authorization for issuance and delivery of the Shares pursuant to the Plan.

Direxion Funds

October 10, 2014

We have also examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinions, we have relied on a certificate of an officer of the Trust. We have not independently established any of the facts on which we have so relied.

For purposes of this opinion letter, we have assumed the accuracy and completeness of each document submitted to us, the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed, or photostatic copies thereof, and the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof. We have further assumed the legal capacity of natural persons, that persons identified to us as officers of the Trust are actually serving in such capacity, and that the representations of officers of the Trust are correct as to matters of fact. We have not verified any of those assumptions.

The opinions expressed in this opinion letter are based on the facts in existence and the laws in effect on the date hereof and are limited to the laws of the Commonwealth of Massachusetts and the provisions of the Investment Company Act of 1940 that are applicable to equity securities issued by registered open-end investment companies. We are not opining on, and we assume no responsibility for, the applicability to, or effect on any of, the matters covered herein of (a) any other laws, (b) the laws of any other jurisdiction, or (c) the laws of any county, municipality, or other political subdivision or local governmental agency or authority.

Based upon and subject to the foregoing, we are of the opinion that that (1) the Shares to be issued pursuant to the Registration Statement, when issued and delivered to the Acquired Fund pursuant to the Plan upon the terms described in the Registration Statement and the Proxy Statement/Prospectus, will be legally issued, fully paid and non-assessable and (2) Acquired Fund shareholders receiving Shares upon the liquidation and termination of the Acquired Fund will have no obligation to make further payments for their Shares or contributions to the Trust or its creditors solely by reason of their ownership of Shares. In this regard, however, we note that the Trust is an entity of the type commonly known as a “Massachusetts business trust” and, under certain circumstances, shareholders of a Massachusetts business trust could be held personally liable for the obligations of the Trust.

This opinion is rendered solely in connection with the filing of the Registration Statement. We hereby consent to the filing of this opinion with the Commission in connection with the Registration Statement. In giving our consent we do not thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in Section 11 of the Securities Act or the rules and regulations promulgated thereunder by the Commission, nor do we admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ K&L Gates LLP